Exclusive Collaboration Agreement

This Collaboration Agreement dated as of February 5th, 2015 is entered between Hudson Robotics, Inc., incorporated in the State of New Jersey, and GeneThera Inc. a publicly traded company incorporated in the State of Nevada.

I. PRELIMINARY STATEMENT

The goal of this agreement is to provide a model for Hudson Robotics Inc. to provide complete Integrated Automated Robotics Systems (IARSs) designed to implement a molecular assays platform in support GeneThera's HerdCheck Technology. This agreement provides a framework for GeneThera to standardize its platform to the animal molecular assays global market in collaboration with Hudson Robotics, Inc. The scope of this agreement will address areas of commitment between the two entities and the duration of the agreement.

II. COLLABORATION OVERVIEW

1. GeneThera will use Hudson Robotics exclusively as its provider for IARSs.

2. IARSs developed for GeneThera will be supplied exclusively to GeneThera and its subsidiaries by Hudson Robotics according to the terms described in **Section III.**

3. Hudson Robotics will accept 10% equity ownership of GeneThera common shares as defined in the **Section III.**

4. Hudson Robotics will provide GeneThera with technical assistance to support IARSs globally in accordance with its existing standard on supplied products.

5. Systems and labs built in collaboration with Hudson Robotics will be labeled as "GeneThera /Hudson Robotics Collaboration" in accordance with marketing brand and logo styles of both companies

III. TERMS OF THE AGREEMENT

Exclusivity /System Design

1. Hudson Robotics shall be GeneThera's exclusive provider for both IARSs and information management (LIMS) technologies in support of IARSs and GeneThera shall use Hudson Robotics as its exclusive provider of IARSs and LIMS technologies as GeneThera expands its molecular diagnostics global operations. As part of GeneThera's plan, a network of labs will be developed as wholly or partly owned subsidiary companies of GeneThera. Systems will be designed that can be deployed to these labs for the production and testing of DNA samples from milk, blood and feces from a variety of livestock. These tests will rely on molecular assays developed by GeneThera and its collaborators. The combination of IARSs and LIMS specially designed and produced by Hudson Robotics for GeneThera will be available exclusively to GeneThera.

   Except as otherwise set forth in this Collaboration Agreement, each party will continue to design and promote its products and operate its business as it has done in the past or in new ways that it elects in its sole discretion. The Confidential Disclosure Agreement dated October 27, 2014 between Hudson Robotics and GeneThera shall be considered a part of this Agreement.

2. The combination of IARSs and LIMS technology provided exclusively by Hudson Robotics to GeneThera shall be limited to systems used to test for the following diseases :

   a. Paratuberculosis
   b. Tuberculosis

3. and species:

    a. Bovine
    b. Caprine
    c. Ovine
    d. Cervidae

4. Combined IARSs and LIMS technology provided exclusively by Hudson Robotics to GeneThera shall be worldwide.

5. Ownership of the combined IARS/LIMS technology is retained exclusively by the Collaborating Parties, Hudson Robotics and GeneThera; and GeneThera will *use the combined IARS and LIMS technology* as part of a completed system to set up molecular diagnostics laboratories in collaboration with Hudson Robotics.

Ownership/Equity

Hudson Robotics agrees to accept a 10% ownership in form of equity of GeneThera. As consideration for the 10% ownership of GeneThera, Hudson Robotics shall provide a 25% price discount based on previously agreed terms of sale. The discounted prices shall apply to the initial IARS to be purchased by GeneThera.

Upon signing of this Collaboration Agreement, GeneThera will issue shares of its common stock to provide Hudson Robotics ownership equal to 10% of the total equity of GeneThera, including any convertible instruments or other forms of ownership. Hudson Robotics' share of total equity ownership shall have anti-dilution rights until Hudson Robotics agrees to sell its shares, or if Hudson Robotics and GeneThera mutually agree to modify this provision. In the event of an increase in the number of GeneThera total outstanding shares, GeneThera shall issue Hudson Robotics shares of GeneThera common stock to maintain Hudson Robotics' 10% ownership position. The issued shares will be non-transferable and will be have a legend printed on the back of the certificate stating that these security are 'restricted' according to Rule 144 of the 1934 Security Act. This restriction will be lifted upon the expiration and non-renewal of this Agreement.

GeneThera's Board of Directors will approve this Agreement and stipulate that it is not in violation of any existing agreements or limitations with other investors or interests.

Technical Support/Marketing

Hudson Robotics will supply technical expertise and support in accordance with its existing standard at the time of this agreement and for its duration. Support will include system design, system build, component sourcing, software development, component fabrication (where needed), Factory Acceptance Testing, Site Acceptance Testing, packing and preparation for shipment, and initial system training.

With the exception of the first IARS that will be shipped to GeneThera's headquarters in Westminster CO, subsequent IARSs will be deployed to one of GeneThera's network of labs. GeneThera or its subsidiaries will be responsible for all shipping, duties and taxes related to the order.

The marketing and sales of co-developed IARS and LIMS will be limited to GeneThera for the duration of this agreement. The scope of sales will be based on systems used to test for specific pathogens in certain animal species and regions that are current markets for GeneThera as described in paragraph 2, 3, and 4.

System and lab branding

All systems co-developed for GeneThera with Hudson Robotics will be labeled as "GeneThera /Hudson Robotics Collaboration" or other agreed upon label. All logo use of Hudson Robotics and GeneThera will be done in conjunction with Hudson Robotics and GeneThera marketing terms of use (i.e. font, color, size etc.).

Pricing

Hudson Robotics shall continue to provide a 25% discount from the list pricing, current at the time of GeneThera's purchase, of the Hudson-produced standard hardware and software items included in the additional IARSs purchased by GeneThera.

IV.LENGTH OF THE AGREEMENT

This agreement shall commence upon signing by both parties and shall continue to a period of 36 months after the start of the agreement. At the end of the initial term a review of the agreement shall take place by both GeneThera and Hudson Robotics. After the initial period, upon mutual consent of both parties, this Collaboration Agreement shall be extended for an additional 48 months.

The parties represent to each other that they are authorized to enter into this agreement and that no other agreement or document prohibits them from fulfilling the intent of this agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement by the duly authorized officers to be effective as of the Effective date.

HUDSON ROBOTICS, INC.

By [signature]
Name: Philip Farrelly
Title: President

GENETHERA INC.

By [signature]
Name: Tony Milici
Title: Chairman and CEO